Exhibit 10(f)
Amendments to Directors Stock Compensation and Deferral Plan
             Effective November 27, 2006, the definition of “Interest” in Article II of the Directors Stock Compensation and Deferral Plan was amended in its entirety to read as follows:

Interest	The earnings credited to a Deferred Cash Account. For Deferred Cash Accounts relating to Deferral Years 2006 and earlier, the Interest for a calendar year is determined using the average annual rate for 3-Year Treasury Notes for the immediately preceding calendar year plus 2%. For Deferred Cash Accounts relating to Deferral Years 2007 and later, the Interest for a calendar year is determined using the average annual rate for 10-Year Treasury Notes for the immediately preceding calendar year, up to a maximum of 120% of the “Federal long-term rate” for annual compounding prescribed under Section 1274(d) of the Internal Revenue Code for January of the calendar year for which the Interest is being credited.
             Effective February 27, 2007, the definition of “Fair Market Value” in Article II of the Directors Stock Compensation and Deferral Plan was amended in its entirety to read as follows:

Fair Market Value	The New York Stock Exchange-only closing price per share of the Common Stock for the relevant date (e.g., option grant date or exercise date, stock award date, etc., as the case may be) or, if the New York Stock Exchange is not open on the relevant date, the New York Stock Exchange-only closing price per share of the Common Stock for the trading day immediately preceding the relevant date.
Action of Governance and Nominating Committee Increasing Amount of Formula Stock and Option Awards Under Directors Stock Compensation and Deferral Plan
             RESOLVED that effective January 1, 2007, the Fair Market Value of the formula stock award payable under paragraph 1 of Section A of Article V of the Directors Stock Compensation and Deferral Plan (the “Plan”), to each Non-Employee Director who has served as a director of the Company for at least the entire month of April in any year and is elected as a director at the annual meeting of stockholders held that year, shall be increased from $65,000 to $70,000.
             RESOLVED that effective January 1, 2007, the Fair Market Value of the formula stock award payable under paragraph 2 of Section A of Article V of the Plan, to each Non-Employee Director who first joins the Board after the annual meeting of stockholders in any year but on or before September 30 in such year, shall be increased from $65,000 to $70,000.
             RESOLVED that effective January 1, 2007, the Fair Market Value of the formula stock award payable under paragraph 3 of Section A of Article V of the Plan, to each Non-Employee Director who first joins the Board on or after October 1 in any year but on or before March 31 of the following year, shall be increased from $32,500 to $35,000.
             RESOLVED that effective January 1, 2007, the Fair Market Value of the formula award of options payable under Section A of Article IV of the Plan shall be increased from $57,000 to $60,000.